Exhibit 1

Media Relations Jorge Pérez +52(81) 8888-4334 mr@CEMEX.com	Investor Relations Eduardo Rendón +52(81) 8888-4256 ir@CEMEX.com	Analyst Relations Lucy Rodriguez +1(212) 317-6007 ir@CEMEX.com

CEMEX ANNOUNCES OFFERING OF SENIOR SECURED NOTES

MONTERREY, MEXICO, MARCH 9, 2016 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today its intention to offer senior secured notes denominated in U.S. Dollars (the “Notes”), subject to market and other conditions.

CEMEX intends to use the net proceeds from the offering of the Notes to fund the redemption and/or repurchase of (i) the 9.875% U.S. Dollar-Denominated Senior Secured Notes due 2019 issued by CEMEX España, S.A., acting through its Luxembourg branch, on March 28, 2012 (the “April 2019 U.S. Dollar Notes”), (ii) the 9.875% Euro-Denominated Senior Secured Notes due 2019 issued by CEMEX España, S.A., acting through its Luxembourg branch, on March 28, 2012 (the “April 2019 Euro Notes”), and/or (iii) the 9.500% Senior Secured Notes due 2018 issued by CEMEX on September 17, 2012 (the “June 2018 U.S. Dollar Notes”), and the remainder, if any, for general corporate purposes, including the repayment of indebtedness under CEMEX’s credit agreement, dated as of September 29, 2014, as amended and restated (the “Credit Agreement”) entered into with several financial institutions, and/or other indebtedness, all in accordance with the Credit Agreement.

The April 2019 U.S. Dollar Notes and the April 2019 Euro Notes become redeemable at the option of CEMEX España, S.A., acting through its Luxembourg branch on April 30, 2016 at a redemption price of 104.94% of the principal amount thereof, plus accrued and unpaid interest through the redemption date.

The June 2018 U.S. Dollar Notes become redeemable at the option of CEMEX on June 15, 2016 at a redemption price of 104.750% of the principal amount thereof, plus accrued and unpaid interest through the redemption date.

The Notes would share in the collateral pledged for the benefit of the lenders under the Credit Agreement and other secured obligations having the benefit of such collateral, and would be guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., Cemex Asia B.V., CEMEX Corp., CEMEX Finance LLC, Cemex Egyptian Investments B.V., Cemex Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK.

This release is neither an offer to purchase nor a solicitation of an offer to sell or buy any securities of CEMEX in any transaction.

The Notes and the guarantees thereof have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S, both as promulgated under the Securities Act.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO, EXCEPT THAT THE NOTES MAY BE OFFERED AND SOLD IN MEXICO, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO INSTITUTIONAL AND QUALIFIED INVESTORS. UPON THE ISSUANCE OF THE NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE NOTES, INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE NOTES AND THE OFFERING OF THE NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE, DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OF CEMEX’S SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN THE DOCUMENTS USED FOR THE OFFERING. THE INFORMATION CONTAINED IN THE DOCUMENTS USED FOR THE OFFERING OF THE NOTES IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.